Exhibit (a)(1)(xx)

Sonic Corp.

Notice to Holders of Vested Stock Options

Offer to Purchase Common Stock of Sonic Corp.

September 26, 2006

Dear Holders of Vested Stock Options:

On August 15, 2006, Sonic Corp., a Delaware corporation (the “Company”), began its modified “Dutch Auction” tender offer to purchase up 25,454,545 shares of its common stock, $0.01 par value per share, including the associated rights to purchase Series A Junior Preferred Stock (the “rights”) issued under the Rights Agreement, as amended, between the Company and UMB Bank, N.A., as successor Rights Agent, at a price specified by its stockholders of not greater than $22.00 nor less than $19.50 per share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 15, 2006 (as amended prior to the date of the Supplement to the Offer to Purchase, the “Original Offer to Purchase”) and related Letter of Transmittal. The tender offer was scheduled to expire at 5:00 p.m., Eastern Time, on September 22, 2006.

This letter is being sent to notify you that the Company has extended the expiration date of the tender offer to 12:00 midnight, Eastern time, on Friday, October 6, 2006 (the “Expiration Date”). The Company has also increased the price per share at which stockholders may tender their shares to a price not greater than $23.00 nor less than $19.50 per share, without interest, and decreased the number of shares that are being sought to up to 24,347,826 shares of common stock.

The Original Offer to Purchase has been amended and supplemented by the enclosed Supplement to the Offer to Purchase dated September 26, 2006 (the “Supplement,” together with the Original Offer to Purchase, as they may be amended or supplemented, the “Offer to Purchase”) and related amended Letter of Transmittal (the “Amended Letter of Transmittal”). The Supplement, the Original Offer to Purchase and the Amended Letter of Transmittal, as each may be further amended or supplemented from time to time, together constitute the tender offer. You may obtain copies of the Tender Offer Documents by calling Georgeson, Inc. (“Georgeson”), the information agent for the tender offer at (800) 295-3782 (toll-free).

As further set forth below, as a holder of vested stock options, you may wish to exercise any or all of your stock options that are vested, and then tender the shares so acquired pursuant to the terms of the tender offer by 12:00 midnight, Eastern Time, on Friday, October 6, 2006 (such date and time, as they may be extended, the “Expiration Date”). If you intend to exercise your vested stock options in order to tender shares in the tender offer, you must allow sufficient time to complete the exercise and to have the shares transferred to your account and to submit the shares in the tender offer by the Expiration Date. It is recommended that you exercise your shares no later than Tuesday, October 3, 2006, to allow sufficient time to complete the exercise. If you need stock option exercise assistance, you may contact Charles Schwab Customer Services at (800) 654-2593 (toll-free). Please go directly to your Charles Schwab online account to view the details of your exercisable stock option grants, including the option grant date, exercise price, and the number of options from each grant that are exercisable as of August 31, 2006 in order to participate in the tender offer. If you do not have Internet access to your account you may call Charles Schwab Customer Services at (800) 654-2593.

You will need to evaluate the Offer to Purchase and the Letter of Transmittal, which you may obtain by calling Georgeson at (800) 295-3782 (toll-free), to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants and the years left yet to exercise your options, the range of tender prices, and the provisions for proration by the Company outlined in the Offer to Purchase and the Letter of Transmittal.

The Company will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $23.00 nor less than $19.50 per share, that it will pay for the shares validly tendered pursuant to the tender offer and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price that will allow it to purchase 24,347,826 shares or if a lesser number of shares are validly tendered, such lesser number as are validly tendered and not properly withdrawn. All stockholders whose shares are purchased by the Company will receive the purchase price for each share purchased in the tender offer. In the event the purchase price is less than the maximum price of $23.00 per share and more than 24,347,826 shares are tendered in the tender offer at or below the purchase price, the Company intends to exercise its right to purchase up to an additional 2%, or 1,708,685, of its outstanding shares of common stock without extending the tender offer so that it repurchases up to $560 million of its shares. By way of example, if the purchase price is the minimum purchase price of $19.50 per share, the Company intends to exercise its right to purchase up to an additional 1,708,685 of its outstanding shares to the extent tendered in the tender offer. The Company also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal requirements.

Upon the terms and subject to the conditions of the tender offer, if more than 24,347,826 shares, or such greater number of shares as the Company may elect to purchase subject to applicable law, have been validly tendered and not properly withdrawn prior to the Expiration Date, at prices at or below the purchase price, the Company will purchase shares on the following basis:

1. all shares properly tendered before the Expiration Date from all holders of an aggregate of fewer than 100 shares (“odd lots”) who (a) properly tender all shares owned beneficially or of record at a price at or below the purchase price (partial tenders will not qualify for this preference), and (b) complete the section entitled “Odd Lots” in the Amended Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

2. subject to the conditional tender provisions described in the Original Offer to Purchase, all other shares properly tendered at or below the purchase price and not properly withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary, with appropriate adjustments to avoid purchases of fractional shares; and

3. only if necessary to permit the Company to purchase 24,347,826 shares, or such greater number of shares as the Company may elect to purchase subject to applicable law, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn on or prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot in accordance with the Original Offer to Purchase. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares.

Remember, the tender offer will expire on the Expiration Date unless further extended by the Company. IF YOU INTEND TO EXERCISE YOUR VESTED STOCK OPTIONS IN ORDER TO TENDER SHARES IN THE TENDER OFFER, YOU MUST ALLOW SUFFICIENT TIME TO COMPLETE THE EXERCISE AND TO HAVE THE SHARES TRANSFERRED TO YOUR ACCOUNT AND TO SUBMIT THE SHARES IN THE TENDER OFFER BY THE EXPIRATION DATE. YOU MUST OBTAIN THE ORIGINAL OFFER TO PURCHASE AND THE AMENDED LETTER OF TRANSMITTAL IN ORDER TO TENDER YOUR SHARES IN THE TENDER OFFER. IT IS RECOMMENDED THAT YOU EXERCISE YOUR SHARES NO LATER THAN TUESDAY, OCTOBER 3, 2006, TO ALLOW SUFFICIENT TIME TO COMPLETE THE EXERCISE. You may obtain copies of the Original Offer to Purchase and the Amended Letter of Transmittal by calling Georgeson, Inc., the information agent for the tender offer, at (800) 295-3782 (toll-free).

You should consult your own tax advisor as to the particular U.S. federal income tax consequences to you of tendering shares pursuant to the tender offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to the tender offer. In particular, if your options are “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), you should discuss with your tax advisor any implications of exercising your options and tendering the shares into the tender offer in light of the applicable holding periods under Section 422 of the Code.

THE TENDER OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM, OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

2